EXHIBIT 99.1

THE BON-TON STORES, INC. NAMES KATHRYN BUFANO

PRESIDENT AND CHIEF EXECUTIVE OFFICER

York, PA, July 31, 2014 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced the appointment of Kathryn Bufano to the position of President and Chief Executive Officer of the Company, effective August 25, 2014.  She will also be elected to the Board of Directors (the “Board”).  Ms. Bufano replaces President and Chief Executive Officer Brendan Hoffman, who is a current member of the Board.  As previously announced, Mr. Hoffman elected not to renew his three-year employment agreement and will resign as President and Chief Executive Officer and as a member of the Board effective with the election of Ms. Bufano.  Mr. Hoffman will play an important role in working through a transition period with Ms. Bufano.  This follows his active role in conversations with Ms. Bufano during the recruitment process.

Ms. Bufano has served as President and Chief Merchandising Officer of Belk Inc. since August 2010 and previously served as its President, Merchandising and Marketing from January 2008 to August 2010.  From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc.  Ms. Bufano pursued higher education from 2003 to 2006, and from 2002 to 2003 she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company.  Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy’s East and Lord & Taylor divisions of Federated Department Stores.

Tim Grumbacher, Chairman of the Board and Chief Strategic Officer, stated, “We are excited to have an executive with Kathryn’s talents and background assuming the role of President and Chief Executive Officer of the Company.  Her years of experience in the department store industry will allow her to refine and drive the strategic growth initiatives we have put in place over the last several years.  We look forward to Kathryn joining our team and leading the future success of our Company.”

Mr. Grumbacher continued, “The Board of Directors and I would personally like to thank Brendan for his leadership, initiative, accomplishments and dedicated service.  We wish him well in his future endeavors.”

Ms. Bufano commented, “I am excited to have the opportunity to lead the Bon-Ton team.  I have great confidence in the Company’s future and I look forward to working with management and the Board in executing a successful strategic plan and increasing shareholder value.”

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272  stores, which includes 10 furniture galleries, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators.  Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Mary Kerr

Vice President

Investor & Public Relations

717.751.3071

mkerr@bonton.com